Exhibit 10.24

Tuan TranPham	Dear Tuan:
November 18, 2018

Thank you for your incredible contributions to date. Effective immediately we are excited to make an immediate promotion to Chief Revenue Officer.

The position we are offering has an OTE of $650,000 per year with a base salary $325,000 annualized and $325,000 of variable commissions value effective November 1st 2018. You will have the ability to over achieve your OTE (no cap). Commissions for 2019 will be $541 per system. In addition, post-closing of the Series E but no later than January 31st 2019 you will be granted an additional 1,150,000 shares of Desktop Metal’s stock options. The options will be subject to the terms and conditions applicable to options granted under Desktop Metals’s 2015 Stock Option Incentive Plan. If your employment is terminated by the company during 2019, within the first year of your grant, you will receive vesting as if you were employed by the company through the end of 2019. In addition, your salary and commission through that date will continue through the end of 2019. For example if you are terminated in June 2019, you will continue to receive your base salary and commission through that dare through the end of 2019 (6 months). You will also immediately vest 25% of the 1.15M new grant. If you decide to voluntarily depart from the company to pursue other opportunities during 2019, no further vesting or salary compensation will be provided beyond your last day of employment. As you know vacation at our company is 100% flexible.

You will be a full member of our product steering committee which meets on a monthly basis to drive and evolve product strategy. We are very proud to be building something very special and hope you accept this genuine offer to fully partner in leaving a lasting legacy in our industry.

Sincerely,

/s/ Ric Fulop
Ric Fulop

I accept the offer as outlined above.

	/s/ Tuan Tranpham	Nov/18/2018